Exhibit 99.4

Ford Motor Company and Subsidiaries
SECTOR BALANCE SHEET
(in millions)

	June 30,	December 31,
	2003	2002

	(unaudited)
ASSETS
Automotive
Cash and cash equivalents	$7,486	$5,180
Marketable securities	14,992	17,464
Loaned securities	4,647	—

Total cash, marketable and loaned securities	27,125	22,644

Receivables	2,438	2,065
Inventories	8,448	6,980
Deferred income taxes	3,188	3,462
Other current assets	6,316	4,551
Current receivable from Financial Services	1,329	1,062

Total current assets	48,844	40,764

Equity in net assets of affiliated companies	2,558	2,470
Net property	38,054	36,364
Deferred income taxes	12,112	11,694
Goodwill	5,094	4,805
Other intangible assets	830	812
Assets of discontinued/held-for-sale operations	—	98
Other assets	11,240	10,783

Total Automotive assets	118,732	107,790

Financial Services
Cash and cash equivalents	10,198	7,070
Investments in securities	692	807
Finance receivables, net	109,319	97,030
Net investment in operating leases	36,273	40,055
Retained interest in sold receivables	14,530	17,618
Goodwill	762	752
Other intangible assets	244	248
Assets of discontinued/held-for-sale operations	—	2,406
Other assets	16,768	16,643
Receivable from Automotive	4,273	4,803

Total Financial Services assets	193,059	187,432

Total assets	$311,791	$295,222

LIABILITIES AND STOCKHOLDERS’ EQUITY
Automotive
Trade payables	$15,885	$14,606
Other payables	3,326	2,485
Accrued liabilities	31,509	27,644
Debt payable within one year	479	557

Total current liabilities	51,199	45,292

Long-term debt	14,001	13,607
Other liabilities	49,252	46,886
Deferred income taxes	177	303
Liabilities of discontinued/held-for-sale operations	27	138
Payable to Financial Services	4,273	4,803

Total Automotive liabilities	118,929	111,029

Financial Services
Payables	2,621	1,890
Debt	154,958	148,058
Deferred income taxes	11,623	11,644
Other liabilities and deferred income	8,578	9,448
Liabilities of discontinued/held-for-sale operations	—	831
Payable to Automotive	1,329	1,062

Total Financial Services liabilities	179,109	172,933

Company-obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely junior subordinated debentures of the Company	5,669	5,670

Stockholders’ equity
Capital stock
Common Stock, par value $0.01 per share (1,837 million shares issued)	18	18
Class B Stock, par value $0.01 per share (71 million shares issued)	1	1
Capital in excess of par value of stock	5,396	5,420
Accumulated other comprehensive income/(loss)	(5,065)	(6,531)
Treasury stock	(1,872)	(1,977)
Earnings retained for use in business	9,606	8,659

Total stockholders’ equity	8,084	5,590

Total liabilities and stockholders’ equity	$311,791	$295,222